UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. ___)*

                           CHAMPPS ENTERTAINMENT, INC.
                                (Name of Issuer)


                      Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                   158787101
                                 (CUSIP Number)

                                October 25, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     /x/  Rule 13d-1(c)

     / /  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 909 15K 100

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
            William H. Baumhauer

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2.   Check the Appropriate Box if a Member of a Group (See Instructions).

     Not applicable.
     (a)  / /
     (b)  / /

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3.   SEC Use Only

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4.   Citizenship or Place of Organization

     United States of America

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Number of              5.   Sole Voting Power: 1,196,073
Shares
Beneficially           6.   Shared Voting Power: None
Owned by Each
Reporting              7.   Sole Dispositive Power: 1,196,073
Person With:
                       8.   Shared Dispositive Power: None

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,196,073
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10.  Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See
     Instructions) / /

     Not applicable.
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11.  Percent of Class Represented by Amount in Row 9

     9.08%
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12.  Type of Reporting Person (See Instructions)

     IN
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                  SCHEDULE 13G
             Information Statement Pursuant to Rules 13d-1 and 13d-2

ITEM 1.

     (a)  Name of Issuer:
            Champps Entertainment, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
            5619 DTC Parkway, Suite 1000
            Englewood, CO 80111

ITEM 2.

     (a)  Name of Person Filing:
            William H. Baumhauer

     (b)  Address of Principal Business Office or, if none, Residence:
            5619 DTC Parkway, Suite 1000
            Englewood, CO 80111

     (c)  Citizenship:
            United States of America

     (d)  Title of Class of Securities:
            Common Stock par value $.01 per share

     (e)  CUSIP Number:
            909 15K 100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

     (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) / / Insurance company as defined in section 3(a)(9) of the Act (15 U.S.C. 78c).

     (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  / /  An investment adviser in accordance with Section 240.13d-1(b)(1)
               (ii)(E).

     (f)  / /  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F).

     (g)  / /  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G).

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 1,196,073

     (b)  Percent of class: 9.08%

     (c)  Number of shares as to which the person has:

           (i) Sole power to vote or to direct the vote: 1,196,073

          (ii) Shared power to vote or to direct the vote: None

         (iii) Sole power to dispose or to direct the disposition of: 1,196,073

          (iv) Shared power to dispose or to direct the disposition of:


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10. CERTIFICATION

     (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

          Not applicable.

     (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     -------------------------------------------
                                     Date


                                     s/ William H. Baumhauer
                                     -------------------------------------------
                                     Signature


                                     William H. Baumhauer / Chairman
                                     -------------------------------------------
                                     Name/Title